FORM 8 - A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                -----------------


                               WESTWOOD ONE, INC.
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             (Exact name of registrant as specified in its charter)



        DELAWARE                                               95-3980449
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(State of incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)



9540 WASHINGTON BLVD., CULVER CITY, CALIFORNIA                    90232
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(Address of principal executive offices)                        (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                   Name of each exchange on which
      To be so registered                   each class is to be registered
      -------------------                   ------------------------------


  Common Stock, $.01 Par Value              New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

Item 1.           Description of Registrant's Securities
-------           to be Registered
                  --------------------------------------


                  Common Stock, $.01 Par Value
                  ----------------------------

     The capital stock of Westwood One, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.01 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders and holders of Common Stock voting separately as a class are entitled to elect one-fifth of the members of the Board of Directors. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share, but must be at least 25% greater than any cash dividend paid at the same time on Class B Stock, and no cash dividend may be paid on Class B Stock unless Common Stock also is paid a cash dividend. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

     Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions provide that: (1) stockholders generally may not call a special meeting of stockholders or act by written consent; (2) the Company's Board of Directors are divided into three classes, the effect of which is that only approximately one-third of the Board will be elected each year; (3) directors may be removed by the stockholders only for cause and only upon the affirmative vote of 75% of the voting power of the capital stock entitled to vote; (4) holders of Common Stock voting separately as a class will be entitled to elect one-fifth of the members of the Board of Directors and holders of Common Stock and Class B Stock voting together as a class will be entitled to elect the remaining members of the Board; (5) a vote of 75% of the voting power of the Common Stock and Class B Stock is required for the approval of specified types of business combinations; and (6) subject to applicable law, holders of Common Stock and Class B Stock will not be entitled to cumulative voting of shares for the election of directors. These provisions, together with the existence of two classes of voting stock, a classified Board of Directors and the authorization to issue Preferred Stock on terms designated by the Board of Directors, could be used to defend against certain business combinations not favored by the Board of Directors.

Item 2.           Exhibits
-------           --------

     1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      Westwood One, Inc.




                                       By: /S/ JOEL HOLLANDER
                                          -------------------------------------
                                          Joel Hollander
                                          President and Chief Executive Officer

Dated:  December 11, 1998